Exhibit 4.25

CERTIFICATE OF TRUST

The undersigned, the trustees of BAC Capital Trust XIII, desiring to form a statutory trust pursuant to Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certify as follows:

(a)	The name of the statutory trust being formed hereby (the “Trust”) is “BAC Capital Trust XIII.”

(b)	The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware is as follows:

The Bank of New York (Delaware)

502 White Clay Center, Route 273

Newark, Delaware 19711

(c)	This Certificate of Trust shall be effective as of the date of filing.

Dated: May 3, 2006

/s/ KAREN A. GOSNELL
Name:	Karen A. Gosnell
Title:	Regular Trustee

/s/ JAMES T. HOUGHTON
Name:	James T. Houghton
Title:	Regular Trustee

THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee

By:	/s/ KRISTINE K. GULLO
Name:	Kristine K. Gullo
Title:	Vice President